Exhibit 99.1

Contact:
Satish Rishi	Nicole Noutsios
Chief Financial Officer	Rambus Investor Relations
Rambus Inc.	Rambus Inc.
(650) 947-5000	(650) 947-5050

RAMBUS REPORTS THIRD QUARTER REVENUE

Revenue of $45.9 Million, Up 28% from the Third Quarter Last Year

LOS ALTOS, CALIF. – October 19, 2006 – Rambus Inc. (Nasdaq: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported revenue results for the third quarter of 2006.

Revenue for the third quarter was $45.9 million, up 28% over the third quarter last year and down 6% from the previous quarter. This increase over the third quarter last year was driven by new product licensing revenues and patent licensing revenues from agreements announced earlier this year.

Cash, cash equivalents and marketable securities increased by $5.3 million in the third quarter to an ending balance of $421.2 million as of September 30, 2006.

“We delivered a strong quarter with year over year revenue growth,” said Harold Hughes, president and chief executive officer at Rambus. ”The key, as always, is signing important licensing deals like our latest agreement with Toshiba. Toshiba’s licensing of the XDR memory architecture demonstrates our momentum in helping customers bring great products to market through our leadership solutions.”

Due to the continuing internal investigation of past stock option granting practices, Rambus will not be releasing third quarter earnings today.

The conference call discussing Q3 results will be available live via the Rambus website (www.rambus.com) at 2:00 p.m. Pacific Time today. This call will be webcast and can be accessed via Rambus’ web site at http://investor.rambus.com. A replay will be available following the call on Rambus’ Investor Relations web site or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 5624274.

About Rambus

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

RMBSER

SOURCE: Rambus Inc.

Rambus Public Relations

Linda Ashmore, 650-947-5411

lashmore@rambus.com

or

Rambus Investor Relations

Nicole Noutsios, 650-947-5050

nnoutsios@rambus.com

Copyright Business Wire 2006

News Provided by COMTEX

NOTE: Rambus’ previously issued financial statements for the fiscal years 2003, 2004, 2005, the Quarterly Reports on Form 10-Q filed with respect to each of these fiscal years and the financial statements included in Rambus’ Quarterly Report on Form 10-Q for the first quarter of fiscal year 2006, should no longer be relied upon and will be restated, as set forth in greater detail in the Rambus’ Form 8-K, filed with the SEC on October 19, 2006.